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                             DEED OF TAX INDEMNITY

THIS DEED IS made the         day of           Two Thousand and made between
(1) THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT AS COVENANTORS IN THE SCHEDULE (together the "Covenantors" which expression will where the context so admits includes their personal representatives and successors)
(2) STOCKER & YALE A MASSACHUSETTS CORPORATION WITH A PRINCIPAL PLACE OF BUSINESS LOCATED AT 32 HAMPSHIRE ROAD, SALEM, NEW HAMPSHIRE 03079
(the "Purchaser")
(3) CORKOPT LIMITED A COMPANY ORGANISED UNDER THE LAWS OF IRELAND HAVING
ITS REGISTERED OFFICES AT BIRCHFIELD HOUSE, CARRIGLAINE, CO. CORK (the
"Company").

RECITAL

This Deed is entered into pursuant to an Agreement relating to the sale of the entire issued share capital of the Company (other than "B" shares issued under the Business Expansion Scheme) (the "Agreement") made of even date herewith between the Covenators and the Purchaser.

1.       DEFINITION
         In this Deed unless the context otherwise requires words and expressions defined in the Agreement will have the same meaning and any provisions in the Agreement concerning matters of construction or interpretation will also apply, and

         "CLAIM" includes any notice, demand, assessment, letter or other document issued or action taken by the Revenue Commissioners or other governmental authority or official whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of Relief otherwise available;

         "EVENT" means any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Purchaser is a party thereto on or before the date hereof.


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         "RELIEF" means loss, allowance, credit, relief, deduction, set off, exemption, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation; and

         "TAX" means all forms of taxation, duties, imposts and levies whether of Ireland or elsewhere including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in Ireland or elsewhere and any interest, surcharge, penalty or fine in connection therewith.

2.       INTERPRETATION
         In this Deed where the context admits:

2.1 References to income or profits or gains earned, accrued, received or realised as the case may be before a particular date include income or profits or gains deemed to have been, or treated as, or regarded as earned, accrued, received or realised as the case may be, before that date for the purposes of any legislation;

2.2      References to any liability to Tax include:
         2.2.1 A liability to make payments of, or in respect of, or in relation to Tax;

         2.2.2 The loss, reduction, disallowance, use or set off against income, profits or gains earned, accrued or received on or before Closing of any Relief which is available or would (were it not for the said loss, reduction, disallowance, use or set-off) have been available to the Company following Closing and which has been taken into account in computing any provision for deferred Tax which is reflected in the Financial Statements or which was treated as an asset of the Company or otherwise noted in the Financial Statments.


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         2.2.3  The use or set off of any Purchaser's Relief in circumstances where, but for such use or set-off, the Company would have had a liability to Tax in respect of which the Purchaser would have been able to make a claim against the Convenantors under this Deed.

2.3 Reference to an Event occurring on or before the date of this Deed will include an event deemed pursuant to any Tax statute to occur or to be treated or regarded as occurring on or before the date of this Deed and will also include the combined result of two or more Events the first of which has taken place on or before the date of this Deed; and

2.4 In any case falling within clause 2.2, the amount that is to be treated for the purposes of this Deed as a liability to Tax of the Company shall be determined as follows:

         2.4.1 In a case which falls within paragraph 2.2.1, the liability to Tax shall be the amount of the payment made in respect of or in relation to Tax;
         2.4.2 In a case which falls within paragraph 2.2.2 not being the loss of a right to repayment of Tax, the liability to Tax shall be the amount of the repayment that would have been obtained but for the loss or set off mentioned in that paragraph.
         2.4.3 In a case which falls within paragraph 2.2.2 not being the loss of a right to repayment of Tax, the liability to Tax shall be the amount of Tax that is paid that would not otherwise have been paid but for the loss, use or set-off of the said Relief;
         2.4.4 In a case which falls within paragraph 2.2.3, the liability to Tax shall be the amount of Tax which has been saved in consequence of the use or set off of the Purchaser's Relief.

3.0      COVENANT
         Subject as herein after provided the Covenantors hereby jointly covenant to pay the Purchaser by way of Indemnity an amount equal to:

3.1 any liability to Tax arising in respect of, by reference to or in consequence of any income, profits or gains which were earned, accrued or received before

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         Closing or as a consequence of or by reference to any Event, whether or not the Company is or may be entitled to claim reimbursement thereof from any other person or persons;

3.2 Any payment of Tax or deemed payment of Tax (whether before or after Closing) resulting from the receipt by the Purchaser or the Company of any payment under the provisions of this Deed; or

3.3 Any reasonable costs or expenses incurred by the Purchaser or the Company in connection with any such payment or deemed payment of Tax or non availability of a Relief or in connection with any action taken in avoiding resisting or settling any such payment or claim for payment.

3.4 Any reasonable costs or liabilities which may be incurred by the Purchaser in consequence of or as result of income tax relief granted to shareholders in the Company in accordance with the provisions of part 16 of the Taxes Consolidation Act, 1997 being withdrawn or restricted as a result of any event entered into or undertaken by the Company and such costs or liabilities shall include all sums payable by the Purchaser to the said shareholders in respect of the loss of income tax relief including any sum payable so that each shareholder will after all deductions, withholdings required by law or any other Tax payable by the shareholders on such sums received be left with the same sum as they would have been entitled to receive in the absence of any such requirement to make a deduction or withholding or pay any such Tax.

PROVIDED HOWEVER that the total amount of the liability of any one of the Covenators in respect of any breach or non fulfilment of the Warranties and pursuant to the terms of the Deed of Tax Indemnity shall be limited to and in no event shall exceed that part of the Purchase Price received by each Covenators so that for the avoidance of doubt each Covenators liability in respect of any claim shall not exceed the following percentage of the portion of the Purchase Price received by the Covenators.

Liam Kelly        85%
Thomas Meade      10%
Gary Duffy        5%


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For the purposes of this clause the Purchase Price shall mean $2,450,000.

4.0      EXCEPTION
         The Indemnity in clause 3 will not apply to payment or deemed payment of Tax:

4.1 To the extent to which it does not exceed the provision made for Tax in the Financial Statements as reduced by amounts previously taken into account under this clause 4.1 to limit the application of the covenant;

4.2 Which arises as a result of transactions in the ordinary course of trading since the Statement Date and prior to the Completion Date other than any interest, surcharge, penalty or fine in connection with Tax. For the avoidance of doubt and prior to the Completion Date the following events will not be treated as occurring in the ordinary course of trading of the Company.

         4.2.1 The payment of any dividend or the making of any other distribution;

         4.2.2  The disposal of any capital assets;

         4.2.3 The disposal of any property or asset (including trading stock) in circumstances where the consideration actually received for such disposal is less than the consideration deemed to have been received for tax purposes;

         4.2.4 The supply of any service or business facility of any kind (including a loan of money or the letting, hiring, licensing of any tangible or intangible property) for consideration which was less then might reasonably have been regarded as the open market value of such service or business facility.

4.3 Which arises or to the extent that any such Tax is increased as a result only of increase in rates of Tax made after the date of this Deed with retrospective effect;

4.4 To the extent that the loss is being recovered pursuant to any claim under the warranties; or

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4.5      In respect of value added tax, PAYE, PRSI or rates which are currently due and payable from the Statement Date provided that the amounts have been fully provided for in the Financial Statements;

4.6 Which arises from any matter fully and fairly disclosed in the Exhibit and Schedules to the Stock Purchase Agreement.

4.7 Which arises as a consequence only of profits or gains earned or accrued in the ordinary and usual course of trading during the period from the Statement Date to the Completion Date.

5.0      LIMITATION
         Notwithstanding clause 3.0 the Covenantors will not be liable under this Deed:

5.1 If and to the extent that the amount claimed has been recovered under the Agreement;

5.2 To the extent the liability unto this Deed is limited or excluded under the Stock Purchase Agreement including the schedules thereto.

         The liability of the Covenantors under this Deed shall cease on the 7th anniversary of the date of execution of this Deed save as regards any alleged liability of which notice in writing (containing reasonable details of the claim) has been given to the Covenators prior to that date.

         But none of the limitations in this clause 5.0 will apply to any claim which arises as a consequence of or is delayed as a result of fraud, wilful misconduct or wilful concealment by the Covenantors or any officer of the or any of the directors of the Company.


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6.0      DISPUTES AND CONDUCT OF CLAIMS

6.1 If the Purchaser becomes aware of a claim relevant for the purposes of this Deed the Purchaser shall within a reasonable time thereafter give written notice thereof to the Covenantors.

6.2 SUBJECT TO CLAUSE 6.4 BELOW if the Covenantors indemnify and secure the Company and/or (if the case requires) the Purchaser to their reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional liabilities for Tax the Purchaser shall take such action as the Covenantors may reasonably request by notice in writing to defend, resist, appeal or compromise any claims for Tax.

6.3 Subject to clause 6.4 below if the Covenantors do not request the Purchaser to take any action under clause 6.2 or fail to indemnify and secure the Purchaser and the Company to their reasonable satisfaction within 15 days of written notice having been given to the Covenantors the Purchaser or the Company will (without prejudice to their rights under this Deed) be free to pay or settle the Claims on such terms as the Purchaser or the Company may in their absolute discretion consider fit.

6.4 Provided Mr. Kelly is at that time an employee of the Company, the conduct of the dispute shall be delegated to him under such terms as may be agreed from time to time Purchaser and the Covenantors; provided that unless the Purchaser and Covenantors specifically agreed otherwise in writing the following terms will be ipso facto be incorporated into any such Agreement:

         6.4.1 that the Company and the Purchaser shall be kept fully informed of all matters and will be entitled to seek copies of all correspondence and notes or other written records of telephone conversations or meetings contained pertaining thereto;
         6.4.2 that the appointment of solicitors or other professional advisors will be subject to the approval of the Purchaser, such approval not to be unreasonably withheld;


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         6.4.3  that all written communications pertaining to the dispute which are to be transmitted to the Revenue Commissioners or any other governmental authority or body whatsoever shall be first submitted to the Purchaser for approval and shall only be finally transmitted if such approval is given (which is not to be unreasonably withheld); and
         6.4.4 that the Covenantors shall make no settlement or compromise of the dispute or agree any matter in the conduct of this dispute which is likely to effect the amount thereof or the future liability to Tax of the Company or of the Purchaser without the prior approval of the Company and the Purchaser (as may be appropriate);

6.5 Neither the Purchaser nor the Company will be subject to any Claim by or any liability to any of the Covenantors for non compliance with any of the foregoing provisions of this clause 6.0 if the Purchaser or the Company has bona fide acted in accordance with the instructions of any one or more of the Covenantors.

7.0      WAIVER
         Any liability to the Purchaser under the provisions of this Deed may be in whole or in part released, varied, compounded or comprised by the Purchaser in its absolute discretion as regards any of the Covenantors or other party under such liability without in any way prejudicing or effecting their rights against any other party under the same or a like liability whether joined or several or otherwise.

8.0      PAYMENT
         Where the covenanters are liable to the Company or the Purchaser pursuant to the indemnity contained in clause 3.0 the following provisions will apply in determining when a payment in respect of such Tax shall be made:

8.1 (In any case which involves, and to the extent that it involves, an actual payment of Tax by the Company which Tax has not already been paid) that the Covenantors shall pay sums due unto this Deed in cleared funds without any deduction whatsoever by way of set off or counterclaim or otherwise 3


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         business days prior to the date on which the Tax in question would have to have been paid in order to prevent a liability to interest or a fine, charge or penalty arising in respect of the Tax in question or as the case may be 3 business days prior to the date in which the Tax in question must be paid in order to entitled the Company or the Purchaser to make an appeal against an assessment tax;

8.2 (In any other case) that the Covenantors shall make payment on the date falling 7 days after the date when there has been served on the Covenantors notice in writing from the Purchaser or the Company that the Covenantors are liable under clause 3.0 in an amount specified in or determinable from the contents of such notice;

8.3 (In any case) that any sums not paid by the Covenantors on the date specified in this Deed or otherwise for payment of the same (the due date) will bear interest (which will accrue from day to day after as well as before any judgement for the same) at the rate of 2% per annum over the base rate for the time being of the Company's bankers from the day following the due date up to and including the day of actual payment of such sums such interest to be compounded quarterly and

8.4 Any payment hereunder made by the Covenantors will constitute a reduction in the consideration for the acquisition and disposal of the shares.

9.0      NOTICES
         Notice under this Agreement shall be in writing and shall be effective when actually delivered. If mailed notice shall be deemed effective 48 hours after mailing by express mail, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other. Address to the Purchaser at:

         32 Hampshire Road,
         Salem,
         New Hampshire,
         03079


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         Addressed to the Vendor at:

         Unit 12 Penrose Wharf,
         Cork,
         Ireland.

         Address to the Selling Stockholders at the address set forth in the schedule.

10.0     GOVERNING LAW
         This Deed and all relationships created by it will in all respects be governed by and construed in accordance with Irish Law.

11.0     JURISDICTION
         It is irrevocably agreed that the Irish Courts are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed or its performance and accordingly that any suit, action or proceedings so arising may be brought in such courts.


IN WITNESS whereof the parties hereto have caused this Deed to be executed the day and year first above written.


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                                    SCHEDULE

                                   COVENANTERS


William M. Kelly

Tom Meade

Gary Duffy


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SIGNED SEALED and DELIVERED
by LIAM KELLY
in the presence of:


SIGNED SEALED and DELIVERED
by THOMAS MEADE
in the presence of:


SIGNED SEALED and DELIVERED
by GARY DUFFY
in the presence of:



MARK W. BLODGETT
Given under the COMMON SEAL
Of STOCKER & YALE, INC.



Given under the COMMON SEAL
Of CORKOPT LIMITED